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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                Six Months Ended
                                                                    June 30,
 In Millions of Dollars                                        1997           1996
 Fixed Charges:
   Interest on indebtedness                             $         97   $        114
   Interest capitalized                                            5              9
   One-third of rents*                                            43             42

   Total Fixed Charges                                  $        145   $        165

 Earnings:
   Income before income taxes and minority interests    $        880   $        739

   Fixed charges per above                                       145            165
   Less: interest capitalized                                     (5)            (9)
                                                                 140            156

   Amortization of interest capitalized                           19             20

   Total Earnings                                       $      1,039   $        915

 Ratio of Earnings to Fixed Charges                             7.17           5.55



* Reasonable approximation of the interest factor.
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